Exhibit 99.1

Party City Announces the Promotion of Mr. Gregg A. Melnick to President of Party City Holdings

Party City is pleased to announce the promotion of Mr. Gregg A. Melnick to the position of President of Party City Holdings effective immediately. Party City Holdings is the parent company of the Party City Retail Group and Amscan Inc., among other entities. Most recently, Mr. Melnick was the President of the Party City Retail Group.

In announcing the appointment of Mr. Melnick to this senior executive position, Mr. James M. Harrison, Chief Executive Officer, said “over the last 10 years, Gregg has held various executive positions in our retail division affording him the opportunity to truly understand our products, how our customers use them and our strengths in product innovation. We are fortunate to have within our ranks an individual of Gregg’s ability available to fill this critical position in our company.”

Mr. Melnick will partner with all of the key department heads across both the retail and wholesale divisions to provide the leadership to strengthen the brands and create opportunities for greater collaboration.

We invite all of our key vendor and retail partners to join us in congratulating Mr. Melnick on this well-deserved promotion and in supporting him as he embarks upon this new role. We look forward to his leadership contributions as we move toward the next exciting chapter in our company development.

About Party City

Party City designs, manufactures, contracts for manufacture and distributes party goods, including paper and plastic tableware, metallic balloons, accessories, novelties, gifts, stationery and Halloween costumes. Party City’s decorated party supply products are available in over 40,000 retail outlets worldwide, as well as in its retail network of approximately 880 permanent party superstores and approximately 350 temporary Halloween locations. The company also sells direct to customers through its e-commerce website, PartyCity.com. Party City is headquartered in Elmsford, NY.